Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption "Experts" and to the use of our report dated July 2, 2021, with respect to the consolidated financial statements of Nextdoor, Inc. included in the Registration Statement (Form S-1) and related Prospectus of Nextdoor Holdings, Inc. for the registration of its common stock.
/s/ Ernst & Young LLP
Redwood City, California
November 19, 2021